Exhibit 99.1

Global Leaders David Hess and Marianne Kah Join ATI Board

Extensive aerospace and energy expertise focused on innovation and growth

PITTSBURGH--(BUSINESS WIRE)--May 31, 2019--Allegheny Technologies Incorporated (NYSE: ATI) today announced that David P. Hess and Marianne Kah have been appointed to the ATI Board of Directors, adding deep expertise in the aerospace and energy markets that are key to ATI’s future.

“David and Marianne are global industry leaders known for strategically driving growth and transformation to accelerate stakeholder value creation,” said Diane C. Creel, ATI Board Chair. “As a premiere aerospace leader, David is renowned for thoughtful capital allocation while guiding strong growth at Pratt & Whitney and UTC. His aerospace market perspective will be invaluable to ATI as we continue to partner with our customers, growing our position as we execute the aerospace production ramp,” said Creel.

“Marianne has earned a reputation as a true expert in global energy markets and risk assessment, predicting the trends that will shape markets and helping ConocoPhillips to become the world’s largest independent exploration and production company. Her expertise in materials supply and global policy sets her apart as a strategic thought leader,” said Creel.

“These diverse perspectives will be instrumental as ATI pursues future opportunities and refines its strategy to ensure success. The Board is committed to refreshing its skillset to meet the Company’s evolving needs.”

Hess brings 40 years of experience in the aerospace industry, including 38 at United Technologies Corporation where he retired as Executive Vice President and Chief Customer Officer for Aerospace. From 2009 to 2014 he was President of Pratt & Whitney, responsible for the company’s global operations in the design, manufacture and service of engines for commercial and military aircraft. Most recently, Hess served as the interim CEO and a board member for Arconic Corporation. Hess was a 10-year member on the Aerospace Industries Association (AIA) Board of Governors Executive Committee, serving as Chairman in 2012. He is a Director for GKN Aerospace Transparency Systems, Inc., Chair of the Board of Directors for Hartford HealthCare, and a Trustee for Hamilton College. He is also a Fellow of the Royal Aeronautical Society. Hess holds a bachelor's degree in physics from Hamilton College and bachelor's and master's degrees in electrical engineering from Rensselaer Polytechnic Institute. He was awarded an MIT Sloan Fellowship in 1989 and earned a master's degree in management in 1990.

“ATI holds strong positions in aerospace and defense thanks to its unique material science expertise and advanced process technologies. I look forward to leveraging my knowledge of this industry to help ATI optimize its strategies and further expand its position during the current aerospace production ramp and beyond,” said Hess.

Kah is a global energy and raw materials markets expert with tremendous experience in board-level strategic planning and risk analysis. As Chief Economist for ConocoPhillips until 2017, she developed market outlooks, risk assessments and scenario plans that drove corporate strategy. She is a thought leader in global public policy, serving as an adjunct senior research scholar and Advisory Board member of Columbia University’s Center on Global Energy Policy, with a current focus on the impact of disruptive technologies such as electrification, automation and shared mobility on energy demand and transportation. She is President of the U.S. Association for Energy Economics and a Director of Petroleum Geo-Services. Kah holds an MPA from Syracuse University’s Maxwell School of Citizenship and Public Affairs and a bachelor’s from Cornell University.

“In today’s rapidly evolving business environment, I am eager to utilize my expertise in strategy and scenario planning to help ATI ensure its continued market leadership and to prioritize its opportunities to automate, digitize and grow,” said Kah.

“David and Marianne have significant leadership experience and an orientation toward relentless innovation that ATI constantly seeks,” said ATI President and CEO Robert S. Wetherbee. “I believe both will spark insightful, fresh thinking that will be invaluable to the ATI Board and leadership team as we continue to transform our company for the future.”

Hess will serve on the ATI Board of Directors’ Finance Committee and the Nominating & Governance Committee, and his current term will extend through the Company’s 2021 Annual Meeting of Stockholders. Kah will serve on the Board’s Audit Committee and the Technology Committee, and her current term will extend through the Company’s 2022 Annual Meeting of Stockholders.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

CONTACT:
Allegheny Technologies Incorporated

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com

www.ATImetals.com